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                                                                November 7, 2001




St. Paul Capital Trust I
      c/o The St. Paul Companies, Inc.,
           385 Washington Street,
                St. Paul, Minnesota 55102.


The St. Paul Companies, Inc.,
      385 Washington Street,
           St. Paul, Minnesota 55102.

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of (a) $575,000,000 aggregate liquidation amount of Preferred Securities (the "Preferred Securities") representing an undivided beneficial interest in the assets of St. Paul Capital Trust I, a Delaware statutory business trust ("St. Paul Capital"); (b) Junior Subordinated Debentures (the "Subordinated Debentures") of The St. Paul Companies, Inc., a Minnesota corporation (the "Corporation"); and (c) the guarantee by the Corporation, on a subordinated basis, of the payment of distributions and the redemption price or liquidation amount on the Preferred Securities (the "Guarantee" and, collectively with the Preferred Securities and the Subordinated Debentures, the "Securities"), we, as your special counsel, have examined such corporate records,

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St. Paul Capital Trust I
The St. Paul Companies, Inc.                                                 -2-


certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion:

                  (1) When the Registration Statement relating to the Securities (the "Registration Statement") has become effective under the Act, the Indenture relating to the Subordinated Debentures (the "Indenture") has been duly authorized, executed and delivered by the parties thereto, the terms of the Subordinated Debentures and of their issuance and sale have been duly established by all necessary corporate action in conformity with the Indenture so as not to violate any applicable law or result in a default under or a breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and the Subordinated Debentures have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Subordinated Debentures will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (2) When the Registration Statement has become effective under the Act, the Guarantee Agreement (the "Guarantee Agreement") relating to the

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St. Paul Capital Trust I
The St. Paul Companies, Inc.                                                 -3-


         Guarantee has been duly authorized, executed and delivered on behalf of the Corporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and the Preferred Securities entitled to the benefit of the Guarantee Agreement have been duly issued and sold as contemplated by the Registration Statement, the Guarantee will constitute a valid and legally binding obligation of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York and Minnesota, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Minnesota law, we have relied upon the opinion, dated the date hereof, of Bruce A. Backberg, Senior Vice President of the Company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Mr. Backberg.

                  Also, we have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.

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St. Paul Capital Trust I
The St. Paul Companies, Inc.                                                 -4-


                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.
                                                 Very truly yours,

                                                 /s/ Sullivan & Cromwell